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                         SECOND AMENDMENT TO
                     SECOND AMENDED AND RESTATED
                     LOAN AND SECURITY AGREEMENT



This Second Amendment to Second Amended and Restated Loan and Security Agreement (this "Second Amendment") is made and entered into this 29th day of September, 1995, by and between EXECUTONE INFORMATION SYSTEMS, INC., a Virginia corporation ("Borrower"), BANK OF AMERICA ILLINOIS, an Illinois banking corporation ("Agent" and "Lender"), and BANK OF BOSTON CONNECTICUT and FLEET BANK, N.A. ("Lenders");

               WHEREAS, Borrower and Lenders (including Continental Bank, an Illinois banking corporation as the predecessor of Bank of America Illinois) are parties to a certain Second Amended and Restated Loan and Security Agreement dated as of August 30, 1994 (the "Loan Agreement"), pursuant to which Lenders made loans and other financial accommodations to Borrower, as more particularly described therein;

               WHEREAS, the Loan Agreement was amended as of January 1, 1995, by that First Amendment to the Second Amended and Restated Loan Agreement by and among the parties hereto;

               WHEREAS, Borrower has requested that Lenders agree to further amend the Loan Agreement; and

               WHEREAS, Borrower and Lenders wish to enter into this Second Amendment in order to memorialize their mutual understanding regarding such amendments;

               NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and


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sufficiency of which are  hereby  acknowledged,  the  parties  hereto  agree  as follows:

               1. Financial Covenants. Sections 5.27, 5.28, 5.30, 5.31, 5.32 and
5.33 are amended to read in their entirety as follows:

               5.27 Consolidated Net Worth. Maintain a Consolidated Net Worth as of the last day of each fiscal quarter of each Fiscal Year as set forth below without reduction for stock repurchases by Borrower permitted under the terms hereof, in an amount equal to or greater than the corresponding amount set forth below opposite each such fiscal quarter:

Fiscal Quarter                                      Amount
- ------------------------------------            -------------
Second Fiscal Quarter of 1995                    $49,000,000
Third Fiscal Quarter of 1995                     $49,000,000
Fourth Fiscal Quarter of 1995                    $50,000,000
First Fiscal Quarter of 1996                     $53,000,000
Second Fiscal Quarter of 1996                    $55,000,000
Third Fiscal Quarter of 1996                     $55,000,000
Fourth Fiscal Quarter of 1996                    $55,000,000
For All Fiscal Quarters Ended in 1997            $60,000,000
For All Fiscal Quarters Ended in 1998            $65,000,000
For All Fiscal Quarters Ended in 1999            $70,000,000


5.28 Interest Coverage Ratio. Not permit the ratio of Borrower's consolidated net earnings before interest expense, provision for Taxes, provision for restructuring and amortization of intangibles (including goodwill, deferred loan costs, deferred compensation, start-up costs, and acquisition costs) to interest expense, as determined at the end of each fiscal quarter of each Fiscal Year set forth below for the six consecutive month period then ended to be less than the corresponding ratio set forth below. For purposes of this Section 5.28, (i) net earnings shall not include any gains on the sale or other disposition of Investments or


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fixed  assets  and any  extraordinary  items of  income to the  extent  that the aggregate of all such gains and extraordinary items of income exceed the aggregate of losses on such sale or other disposition and extraordinary items, and (ii) interest expense shall include, without limitation, implicit interest expense on Capitalized Leases.


     Fiscal Quarter                             Ratio
- -----------------------------------         ------------
Second Fiscal Quarter of 1995               2.00 to 1.00
Third Fiscal Quarter of 1995                2.25 to 1.00
Fourth Fiscal Quarter of 1995               2.50 to 1.00
Each Fiscal Quarter Ended in 1996
        and Thereafter                      3.00 to 1.00

5.30  Liabilities  to Net  Worth  Ratio.  Not  permit  the  ratio of  Borrower's consolidated total liabilities to Borrower's Consolidated Net Worth, as determined on the last day of each fiscal quarter set forth below, to exceed the corresponding ratio set forth below:

Fiscal Quarter                                 Ratio
- -------------------------------------       ------------
Second Fiscal Quarter of 1995               2.25 to 1.00
Third Fiscal Quarter of 1995                2.25 to 1.00
Fourth Fiscal Quarter of 1995               2.25 to 1.00
First Fiscal Quarter of 1996                2.25 to 1.00
Second Fiscal Quarter of 1996 & Each
Fiscal Quarter Ended Thereafter             2.00 to 1.00

5.31 Earnings Before Interest, Taxes and Amortization. Not permit the amount of Borrower's consolidated net earnings before interest expenses, provision for Taxes, provision for restructuring and amortization of intangibles (including goodwill, deferred loan costs, deferred compensation, start-up costs, and acquisition costs), as determined on the last day of each fiscal quarter during each Fiscal Year set forth below for the six-month period ending on such date to be less than the corresponding minimum amount set forth below.

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
Fiscal Quarter                                Amount
- ------------------------------------        ----------
Second Fiscal Quarter of 1995               $3,900,000
Third Fiscal Quarter of 1995                $4,750,000
Fourth Fiscal Quarter of 1995               $5,750,000
Each Fiscal Quarter Ended in 1996
        and Thereafter                      $6,000,000

5.32 Current Ratio. Shall maintain a ratio of aggregate current assets to aggregate current liabilities, determined as of the last day of each calendar month ended in 1995, of at least 1.0 to 1.0 and determined as of the last day of each calendar month ended thereafter, of at least 1.25 to 1.00.

5.33 Fixed Charge Coverage Ratio. Not permit the ratio of Borrower's EBITDA to the sum of Borrower's (i) interest expense, (ii) Capital Expenditures net of any purchase money or Capitalized Lease obligations with respect thereto, (iii) any scheduled principal payments on Indebtedness (including the principal component of any Capitalized Lease), (iv) restructuring costs and (v) cash Taxes, determined as at the end of each fiscal quarter during each Fiscal Year set forth below for the twelve-month period ending on such date to be less than the corresponding ratio set forth below:

Fiscal Quarter                                  Ratio
- -------------------------------------       ------------
Second Fiscal Quarter of 1995               1.25 to 1.00
Third Fiscal Quarter of 1995                1.20 to 1.00
Fourth Fiscal Quarter of 1995               1.25 to 1.00
First Fiscal Quarter of 1996                1.35 to 1.00
Second Fiscal Quarter of 1996 & Each
   Fiscal Quarter Ended Thereafter          1.50 to 1.00



2. No Hostile Take-Over.Borrower shall not directly or indirectly use any proceeds of Loans to fund all or any part of any hostile take-over or tender offer.

3. Conditions to Effectiveness of Second Amendment. The obligations of Lenders to enter


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into this Second  Amendment are subject to Borrower's  execution and delivery to
Agent of the following  documents,  each in form and substance  satisfactory  to
Agent:

        a.)    Executed copies of this Second Amendment;

               b.) A Secretary's Certificate of Borrower certifying (i) that there have been no amendments to Borrower's Charter or by-laws since August 30, 1994, except as set forth in Borrower's proxy statement dated April 28, 1995,
(ii) that resolutions adopted by Borrower's Board of Directors (attached to such certificate) authorizing the execution, delivery and performance of this Second Amendment are in full force and effect and that such resolutions have not been amended, modified or rescinded since the date of their adoption; (iii) the incumbency of the officers executing this Second Amendment on behalf of Borrower and such officers' signatures; and (iv) that Borrower is, as of the date of such certificate, in good standing in the States of Virginia and Connecticut; and

               c.)    An  amendment  fee of  $10,000  payable  to the
Agent for the ratable benefit of Lenders.

        4. Representations and Warranties. To induce Lenders to make the financial accommodations to Borrower contemplated hereby, Borrower hereby restates and renews each and every representation and warranty of Borrower set forth in the Loan Agreement, including, without limitation, in Section 4 thereof, and in each of the Related Agreements to which Borrower is a party or by which it is bound (except to the extent such representations and warranties are untrue solely as a result of transactions previously consented to by Lenders in writing) and hereby further represents and warrants in favor of Lenders as follows: (a)


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Borrower is duly authorized to execute and deliver this Second Amendment and any
Related Agreements contemplated hereby and is and will continue to be authorized to obtain the loans contemplated by the Loan Agreement, as amended by this Second Amendment, and to perform its obligations under the Loan Agreement, as amended by this Second Amendment, and any Related Agreements contemplated hereby; (b) the execution, delivery and performance by Borrower of this Second Amendment and of any Related Agreements contemplated hereby do not and will not require any consent or approval of any governmental agency or authority or other Person which has not been obtained and a copy thereof delivered to Lenders; (c) the execution, delivery and performance by Borrower of this Second Amendment and any Related Agreements do not and will not conflict with (i) any provisions of law, (ii) the Charter or bylaws of Borrower, (iii) any agreement binding upon Borrower or (iv) any court or administrative order or decree applicable to Borrower, and do not and will not require, or result in, the creation or imposition of any Lien on any assets of Borrower except as provided in the Loan Agreement; (d) this Second Amendment and any Related Agreements contemplated hereby, when duly executed and delivered, will be legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy,
insolvency  or  other  similar  laws  of  general   application   affecting  the
enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies and (e) after giving effect to the execution and delivery of this Second Amendment and the consummation of the transactions contemplated hereby, no Event of Default or Unmatured Event of Default has occurred and is continuing.

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               5. Miscellaneous. Except as set forth expressly herein, all terms of the Loan Agreement and the Related Agreements shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower. To the extent any terms and conditions in any of the Related Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Second Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Loan Agreement as modified and amended hereby. Each reference to the Loan Agreement in any Related Agreement shall be deemed to refer the Loan Agreement, as amended by this Second Amendment.
Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the Related Agreements effective as of the date hereof. To induce Lenders to enter into this Second Amendment and to continue to make Revolving Loans to Borrower under the Loan Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against Lenders with respect to the Liabilities. This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois and all applicable federal laws of the United States of America. Borrower agrees to pay on demand all costs and expenses of Lenders in connection with the preparation, execution, delivery and enforcement of this Second Amendment and any other Related Agreements executed in connection herewith, the closing hereof, and any other transactions contemplated hereby, including the fees and out-of-pocket expenses of Lenders' counsel. In the event of Borrower's failure to pay such fees on demand, such fees may be charged as Revolving Loans.

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               IN WITNESS  WHEREOF,  the parties  hereto have caused this Second
Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.





EXECUTONE INFORMATION SYSTEMS, INC.
By:_______________________________
Name:__________________________
Title:______________________

BANK OF AMERICA ILLINOIS
By:_______________________________
Name:__________________________
Title:______________________

BANK OF BOSTON CONNECTICUT
By:_______________________________
Name:__________________________
Title:______________________

FLEET BANK, N.A.
By:_______________________________
Name:__________________________
Title:______________________

BANK OF AMERICA ILLINOIS, as Agent
By:_______________________________
Name:__________________________
Title:______________________


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